Exhibit 99.1
PRESS ANNOUNCEMENT

John Stewart	Claire Rowberry
Progress Software Corporation	Lewis PR
(781) 280-4101	(617) 226-8841
jstewart@progress.com	progress@lewispr.com
Progress Software Reports 2010 Fiscal Fourth Quarter, Full-Year Results
And Announces Stock Split
Non-GAAP Operating Income Up 43% for the year; License Revenue
Up 10%; Enterprise Business Solutions Revenue Up 43%
BEDFORD, MA, December 21, 2010 (MARKETWIRE) — ProgressSoftware Corporation (NASDAQ: PRGS), a leading software provider that enables enterprises to be operationally responsive announced today results for its fiscal fourth quarter ended November 30, 2010. On a generally accepted accounting principles (GAAP) basis, revenue for the quarter was $145.2 million, up 6 percent from $136.8 million in the fiscal fourth quarter of 2009. On a non-GAAP basis, revenue totaled $145.3 million, also up 6 percent compared to the same period a year ago. Software license revenue increased 9 percent to $56.5 million from $52.0 million in the same quarter last year.
On a GAAP basis in the fiscal fourth quarter of 2010:
•	Operating income increased 27 percent to $32.8 million compared to $25.8 million in the same quarter last year;

•	Net income increased 28 percent to $21.3 million compared to $16.7 million in the same quarter last year;

•	Diluted earnings per share increased 18 percent to 47 cents compared to 40 cents in the same quarter a year ago.
On a non-GAAP basis in the fiscal fourth quarter of 2010:
•	Operating income increased 29 percent to $48.3 million from $37.4 million in the same quarter last year;

•	Non-GAAP net income increased 26 percent to $32.2 million from $25.6 million in the same quarter last year;

•	Non-GAAP diluted earnings per share increased 16 percent to 71 cents compared to 61 cents in the same quarter last year.
For the twelve months ended November 30, 2010, GAAP revenue increased 7 percent to $529.1 million from $494.1 million in fiscal 2009. On a non-GAAP basis, revenue increased 7 percent to $530.3 million from $496.8 million in fiscal 2009.
On a GAAP basis in fiscal 2010:
•	Operating income increased 32 percent to $67.7 million compared to $51.1 million in fiscal 2009;

•	Net income increased 48 percent to $48.6 million compared to $32.8 million in fiscal 2009;

•	Diluted earnings per share increased 38 percent to $1.10 compared to 80 cents in fiscal 2009.
On a non-GAAP basis in fiscal 2010:
•	Operating income increased 43 percent to $156.6 million compared to $109.4 million in fiscal 2009;

•	Non-GAAP net income increased 44 percent to $106.1 million compared to $73.9 million in fiscal 2009;

•	Non-GAAP diluted earnings per share increased 33 percent to $2.40 compared to $1.80 cents in fiscal 2009.
The GAAP operating results for the fourth quarter of fiscal 2010 reflect a restructuring charge of $2.5 million. The GAAP operating results for the full fiscal year of 2010 reflect restructuring charges of $40.0 million. These charges were taken in connection with previously announced restructurings of Progress Software’s operations.
The non-GAAP amounts primarily exclude the amortization of acquired intangibles, stock-based compensation, restructuring and transition costs, acquisition-related costs and purchase accounting adjustments for deferred revenue.
The non-GAAP results noted above and the non-GAAP financial outlook for 2011 discussed below represent non-GAAP financial measures. A reconciliation of these measures to the appropriate GAAP measures for the three and twelve months ended November 30, 2010 and November 30, 2009, respectively, and the 2011 outlook, as well as further information regarding these measures, is included in the condensed financial information provided with this release.
Richard D. Reidy, president and chief executive officer of Progress Software, said: “I am pleased with the overall license growth of 10% and the non-GAAP operating margin of 30 percent for the full fiscal year. The performance of our products in the Enterprise Business Solutions (EBS) portfolio was excellent, accomplishing a year-over-year increase in revenue of greater than 43 percent. The company’s solid top line growth, coupled with disciplined expense management, were also key factors in generating an increase in our non-GAAP operating income by 43 percent for the year.”
Progress Software’s cash and short-term investments at the end of the fourth quarter totaled $322 million. In October 2010, Progress Software’s Board of Directors authorized the company to repurchase $100 million of the company’s shares during the period from October 1, 2010 until September 30, 2011.
Stock Split
Progress Software also announced that its Board of Directors had approved a three-for-two split of its common stock. The stock split will be accomplished through a stock dividend issued by the company. The Board of Directors authorized the stock split principally to obtain wider distribution and greater liquidity for Progress Software’s common stock.
Shareholders of record as of the close of business on January 12, 2011 will be issued one-half additional share for each share of common stock held on the record date. It is expected that these additional shares will be distributed on January 28, 2011. The stock split will increase the number of shares of common stock outstanding from approximately 44 million shares to approximately 66 million shares.

Quarterly Highlights
•	Investment Property Databank (IPD), a world leader in performance analysis of commercial real estate, is deploying the full Progress® Responsive Process Management™ (RPM) suite. The Progress RPM suite™ will enable IPD’s analysts to customize and improve their customer service. It expects to achieve an increase in productivity of at least 20 per cent using the Progress RPM suite, and a reduction in the time it takes to publish information to the market and their clients (http://bit.ly/bOO2A2).

•	Australia and New Zealand Banking Group (ANZ), one of the largest banks in Australia, is now using the Progress® Apama® FX Aggregation Accelerator in its foreign exchange operations. ANZ deployed the Progress Apama solution in its Melbourne and Sydney trading centers (http://bit.ly/9mhzqS).

•	SEB Estonia, the second largest bank in Estonia, selected the Progress® Apama® Complex Event Processing (CEP) platform to provide real-time visibility and operational responsiveness so that their staff can speed up fraud prevention and detection (http://bit.ly/gQic3h).

•	InvestFlex, a leading trading systems software provider and systems integration consulting firm in the Brazilian financial services market, selected the Progress® Apama® platform as the execution platform for their cutting-edge FlexScan trading solution. This means InvestFlex customers can access the Progress Apama Capital Markets platform, which provides them with low-latency trading. This partnership increases the number of clients using the Apama platform in Brazil, where the company is the market leader (http://bit.ly/cIyfoP).

•	Adversitement, a full-service e-marketing consultancy specializing in web analytics and eMarketing intelligence, has developed a new marketing platform called O2mc. O2mc selected the Progress® Apama® Complex Event Processing (CEP) and Progress Sonic® Enterprise Service Bus (ESB) platforms to automate the way marketers monitor, analyze and use real-time information (http://bit.ly/i7RBCI).

•	The company announced the availability of a comprehensive order processing solution, the Progress® Communications Order Management solution accelerator. This solution accelerator enables telecommunications service providers to bring new and existing bundled services to market faster across multiple, disparate B/OSS platforms (http://bit.ly/bMhboa).

•	The company announced the availability of the third major product release of the Apama Event Processing platform in two years — Progress® Apama® 4.3 — demonstrating the firms’ commitment to research, innovation and development. This new version includes a next-generation Event Processing Language (EPL), in which events can be captured as a stream with common attributes, giving developers and business users greater scalability and more control over how they can sense and respond to events (http://bit.ly/d2iWTg).

•	Progress launched a new, wholly owned subsidiary named FuseSource Corporation (formerly known as ‘FUSE’). This company provides professional open source integration and messaging software based on the widely successful Apache Software Foundation projects. Enterprise adoption of open source solutions continues to grow at a rapid pace, and an independent company can more effectively serve this community and customers (http://bit.ly/aldV0v).

•	During the fourth quarter, Charles “Charlie” F. Wagner was appointed executive vice president, Finance & Administration and chief financial officer (CFO), reporting to Richard D. Reidy, president and chief executive officer (http://bit.ly/ePFNQy).

•	Forrester Research, Inc. cited Progress Software as a leader in “The Forrester Wave™: Comprehensive Integration Solutions, Q4, 2010 (November 2010)” report. In this detailed review of comprehensive integration solution (CIS) providers, the Progress® Integration suite is named one of the leaders, with some of the highest scores in the following categories: Service-Oriented Architecture, Business Process Management, Complex Event Processing and Business Application Management capabilities (http://bit.ly/coCG3J).

•	Gartner Inc., positioned Progress Software as a leader in the Gartner Magic Quadrant for Business Process Management (BPM) suites based on evaluation of the Progress® Savvion® BPM platform. The Savvion BPM suite enables enterprises to optimize their business workflow and adapt to changing market conditions to become more operationally responsive (http://bit.ly/afldxN).
Additional highlights can be found at: http://web.progress.com/inthenews/pressreleases.html.
Business Outlook
Progress Software is providing the following guidance for the first fiscal quarter ending February 28, 2011:
•	On a GAAP and non-GAAP basis, revenue is expected to be in the range of $132 million to $135 million.

•	GAAP diluted earnings per share are expected to be in the range of 40 cents to 45 cents.

•	On a non-GAAP basis, diluted earnings per share are expected to be in the range of 61 cents to 64 cents.
Progress Software is providing the following guidance for the fiscal year ending November 30, 2011:
•	On a GAAP and non-GAAP basis, revenue is expected to be in the range of $560 million to $570 million.

•	GAAP diluted earnings per share are expected to be in the range of $1.84 to $1.98.

•	On a non-GAAP basis, diluted earnings per share are expected to be in the range of $2.61 to $2.70.
The outlook for non-GAAP earnings excludes the amortization of acquired intangibles, stock-based compensation, restructuring and transition costs and related tax effects.
Legal Notice Regarding Non-GAAP Financial Information
Progress Software provides non-GAAP revenue, operating income, net income and earnings per share as additional information for investors. These measures are not in accordance with, or an alternative to, generally accepted accounting principles in the United States (GAAP). Such measures are intended to supplement GAAP and may be different from non-GAAP measures used by other companies. Progress Software believes that the non-GAAP results described in this release are useful for an understanding of its ongoing operations and provide additional detail and an alternative method of assessing its operating results. Management uses these non-GAAP results to compare the company’s performance to that of prior periods for analysis of trends and for budget and planning purposes. A reconciliation of non-GAAP adjustments to the company’s GAAP financial results is included in the tables below.

Conference Call
The Progress Software quarterly investor conference call to review its fiscal fourth quarter 2010 results and business outlook will be Webcast live at 9:00 a.m. (EDT) on Wednesday, December 22, 2010 on the company’s Web site, located at http://investors.progress.com/. The conference call will include only brief comments followed by questions and answers. The prepared remarks will not be read on the call. An archived version of the conference call and supporting materials will be available on the Progress Software Investor Relations Website after the live conference call.
Note to Editors
Progress Software is providing, in advance, a copy of prepared remarks for its conference call. The press release, the prepared remarks, related presentations and additional financial disclosures are available on the Progress website (http://investors.progress.com/) within the investor relations page.
Progress Software Corporation
Progress Software Corporation (NASDAQ: PRGS) is a global software company that enables enterprises to be operationally responsive to changing conditions and customer interactions as they occur — to capitalize on new opportunities, drive greater efficiencies and reduce risk. The company offers a comprehensive portfolio of best-in-class infrastructure software spanning event-driven visibility and real-time response, open integration, data access and integration, and application development and deployment — all supporting on-premises and SaaS/Cloud deployments. Progress Software maximizes the benefits of operational responsiveness while minimizing IT complexity and total cost of ownership. Progress Software can be reached at www.progress.com or +1-781-280-4000.
Note Regarding Forward-Looking Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include statements regarding the Company’s business outlook for its first fiscal quarter, 2011, and the full 2011 fiscal year and strategic plans, involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including but not limited to the following: the receipt and shipment of new orders; the timely release of enhancements to the Company’s products; the growth rates of certain market segments; the positioning of the Company’s products in those market segments; variations in the demand for professional services and technical support; pricing pressures and the competitive environment in the software industry; continuing uncertainty in the U.S. and international economies, which could result in fewer sales of the Company’s products and may otherwise harm the Company’s business; the Company’s ability to complete and integrate acquisitions; the Company’s ability to realize the expected benefits and anticipated synergies from acquired businesses; the Company’s ability to penetrate international markets and manage its international operations; changes in exchange rates; the Company’s ability to realize the expected benefits from its previously-announced restructuring actions; and the potential disruption to the Company’s business from those restructuring actions. The Company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company’s business, please refer to the Company’s filings with the Securities and Exchange Commission.
Actional, Apama, FUSE ESB, FUSE, OpenEdge, Progress, Progress RPM, Responsive Process Management, Savvion and SonicMQ, Sonic are trademarks or registered trademarks of Progress Software Corporation or one of its subsidiaries or affiliates in the U.S. and other countries. Any other trademarks contained herein are the property of their respective owners.
END

Progress Software Corporation
GAAP Condensed Consolidated Statements of Operations

	Three Months Ended
	November 30,	November 30,	Percent
(In thousands except per share data)	2010	2009	Change

Revenue:
Software licenses	$56,475	$52,028	9%
Maintenance and services	88,706	84,769	5%

Total revenue	145,181	136,797	6%

Costs of revenue:
Cost of software licenses	2,290	2,174	5%
Cost of maintenance and services	18,204	16,680	9%
Amortization of purchased technology	4,887	4,850	1%

Total costs of revenue	25,381	23,704	7%

Gross profit	119,800	113,093	6%

Operating expenses:
Sales and marketing	46,081	48,896	(6)%
Product development	22,162	22,942	(3)%
General and administrative	13,638	13,489	1%
Amortization of other acquired intangibles	2,617	1,898	38%
Acquisition-related expenses	—	110
Restructuring expense	2,467	(22)

Total operating expenses	86,965	87,313	0%

Income from operations	32,835	25,780	27%
Other income (expense), net	(1,197)	(534)

Income before provision for income taxes	31,638	25,246	25%
Provision for income taxes	10,362	8,570	21%

Net income	$21,276	$16,676	28%

Earnings per share:
Basic	$0.49	$0.41	20%
Diluted	$0.47	$0.40	18%

Weighted average shares outstanding:
Basic	43,711	40,355	8%
Diluted	45,218	41,687	8%

	Twelve Months Ended
	November 30,	November 30,	Percent
(In thousands except per share data)	2010	2009	Change

Revenue:
Software licenses	$192,568	$175,566	10%
Maintenance and services	336,552	318,571	6%

Total revenue	529,120	494,137	7%

Costs of revenue:
Cost of software licenses	7,923	7,776	2%
Cost of maintenance and services	71,290	65,967	8%
Amortization of purchased technology	20,109	19,459	3%

Total costs of revenue	99,322	93,202	7%

Gross profit	429,798	400,935	7%

Operating expenses:
Sales and marketing	168,788	182,227	(7)%
Product development	90,643	93,262	(3)%
General and administrative	51,805	59,612	(13)%
Amortization of other acquired intangibles	10,449	9,047	15%
Acquisition-related expenses	468	440
Restructuring expense	39,975	5,215

Total operating expenses	362,128	349,803	4%

Income from operations	67,670	51,132	32%
Other income, net	3,758	48

Income before provision for income taxes	71,428	51,180	40%
Provision for income taxes	22,857	18,425	24%

Net income	$48,571	$32,755	48%

Earnings per share:
Basic	$1.14	$0.82	39%
Diluted	$1.10	$0.80	38%

Weighted average shares outstanding:
Basic	42,638	40,103	6%
Diluted	44,141	41,041	8%

Progress Software Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended November 30, 2010			Three Months Ended November 30, 2009
	As			As			Percent
(In thousands except per share data)	Reported	Adjustments	Non-GAAP	Reported	Adjustments	Non-GAAP	Change

Total revenue	$145,181	$74	$145,255	$136,797	142	$136,939	6%
Purchase accounting adjustments for deferred revenue (1)	(74)	74		(142)	142

Income from operations	$32,835	$15,444	$48,279	$25,780	$11,578	$37,358	29%
Purchase accounting adjustments for deferred revenue (1)	(74)	74		(142)	142
Amortization of acquired intangibles	(7,504)	7,504		(6,748)	6,748
Acquisition-related expenses	—	—		(110)	110
Restructuring expense	(2,467)	2,467		22	(22)
Stock option investigation (2)	—	—		22	(22)
Transition expenses (3)	(479)	479		—	—
Stock-based compensation (4)	(4,920)	4,920		(4,622)	4,622

Operating margin percentage	22.6%		33.2%	18.8%		27.3%	22%

Other income (expense), net	$(1,197)	$—	$(1,197)	$(534)	$—	$(534)

Provision for income taxes (6)	$10,362	$4,567	$14,929	$8,570	$2,672	$11,242	33%

Net income	$21,276	$10,877	$32,153	$16,676	$8,906	$25,582	26%

Earnings per share — diluted	$0.47		$0.71	$0.40		$0.61	16%

Weighted average shares outstanding — diluted	45,218		45,218	41,687		41,687	8%

	Twelve Months Ended November 30, 2010			Twelve Months Ended November 30, 2009
	As			As			Percent
(In thousands except per share data)	Reported	Adjustments	Non-GAAP	Reported	Adjustments	Non-GAAP	Change

Total revenue	$529,120	$1,213	$530,333	$494,137	2,671	$496,808	7%
Purchase accounting adjustments for deferred revenue (1)	(1,213)	1,213		(2,671)	2,671

Income from operations	$67,670	$88,949	$156,619	$51,132	$58,226	$109,358	43%
Purchase accounting adjustments for deferred revenue (1)	(1,213)	1,213		(2,671)	2,671
Amortization of acquired intangibles	(30,558)	30,558		(28,506)	28,506
Acquisition-related expenses	(468)	468		(440)	440
Restructuring expense	(39,975)	39,975		(5,215)	5,215
Stock option investigation (2)	1,330	(1,330)		142	(142)
Transition expenses (3)	(479)	479
Stock-based compensation (4)	(17,586)	17,586		(21,536)	21,536

Operating margin percentage	12.8%		29.5%	10.3%		22.0%	34%

Other income, net (5)	$3,758	$(899)	$2,859	$48	$—	$48

Provision for income taxes (6)	$22,857	$30,568	$53,425	$18,425	$17,131	$35,556	50%

Net income	$48,571	$57,482	$106,053	$32,755	$41,095	$73,850	44%

Earnings per share — diluted	$1.10		$2.40	$0.80		$1.80	33%

Weighted average shares outstanding — diluted	44,141		44,141	41,041		41,041	8%

(1)	The purchase accounting adjustment for deferred revenue is included within maintenance and services revenue and represents the write-down to fair value of the deferred maintenance revenue of Savvion and Iona Technologies at the date of each acquisition.

(2)	Stock option investigation expenses are included within general and administrative expenses and primarily represent professional services fees associated with the SEC’s investigation and shareholder derivative lawsuits related to the company’s historical stock option grant practices. The credit amount for the twelve months ended November 30, 2010 relates to insurance reimbursements in excess of previously estimated amounts.

(3)	Transition expenses represent incremental costs incurred to transform our cost structure to a more efficient cost model and such expenses are included primarily within our product development and general and administrative expenses.

(4)	Stock-based compensation expense, representing the fair value of equity awards, is included in the following GAAP expenses:

	Three Months Ended November 30, 2010			Three Months Ended November 30, 2009
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP

Cost of software licenses	$7	$(7)	$—	$9	$(9)	$—
Cost of maintenance and services	230	(230)	—	242	(242)	—
Sales and marketing	1,363	(1,363)	—	1,499	(1,499)	—
Product development	1,061	(1,061)	—	1,057	(1,057)	—
General and administrative	2,259	(2,259)	—	1,815	(1,815)	—

	$4,920	$(4,920)	$—	$4,622	$(4,622)	$—

	Twelve Months Ended November 30, 2010			Twelve Months Ended November 30, 2009
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP

Cost of software licenses	$29	$(29)	$—	$37	$(37)	$—
Cost of maintenance and services	913	(913)	—	948	(948)	—
Sales and marketing	5,496	(5,496)	—	5,830	(5,830)	—
Product development	4,200	(4,200)	—	4,041	(4,041)	—
General and administrative	6,948	(6,948)	—	10,680	(10,680)	—

	$17,586	$(17,586)	$—	$21,536	$(21,536)	$—

In addition, the restructuring expense for the twelve months ended November 30, 2010 includes approximately $0.5 million of stock-based compensation expense.

(5)	The non-GAAP adjustment in other income for the twelve months ended November 30, 2010 relates to an insurance settlement gain from a pre-acquisition contingency assumed as part of a prior acquisition.

(6)	The non-GAAP provision for income taxes was calculated reflecting an effective rate of 31.7% and 33.5% for the three and twelve months ended November 30, 2010, respectively, and 30.5% and 32.5% for the three and twelve months ended November 30, 2009, respectively. The difference between the effective rate under GAAP and the effective tax rate utilized in the preparation of non-GAAP financial measures primarily relates to the tax effects of stock-based compensation and amortization of acquired intangibles, which are excluded from the determination of non-GAAP net income. The non-GAAP effective tax rate for the twelve months ended November 30, 2010 also excludes a one-time benefit of $2.5 million.

Progress Software Corporation
Condensed Consolidated Balance Sheets

	November 30,	November 30,
(In thousands)	2010	2009

Assets
Cash and short-term investments	$322,396	$224,121
Accounts receivable, net	119,273	98,872
Other current assets	42,189	34,626

Total current assets	483,858	357,619

Property and equipment, net	58,207	59,625
Goodwill and intangible assets, net	321,551	304,887
Other assets	73,207	76,719

Total	$936,823	$798,850

Liabilities and shareholders’ equity
Accounts payable and other current liabilities	$98,715	$85,681
Short-term deferred revenue	138,961	141,243

Total current liabilities	237,676	226,924

Long-term deferred revenue	2,908	4,511
Other liabilities	7,907	11,963
Shareholders’ equity:
Common stock and additional paid-in capital	347,604	247,265
Retained earnings	340,728	308,187

Total shareholders’ equity	688,332	555,452

Total	$936,823	$798,850

Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended
	November 30,	November 30,
(In thousands )	2010	2009

Cash flows from operations:
Net income	$48,571	$32,755
Depreciation, amortization and other noncash items	59,538	61,941
Other changes in operating assets and liabilities	(11,908)	(31,940)

Net cash flows from operations	96,201	62,756
Capital expenditures	(9,664)	(7,369)
Redemptions and reclassification of auction-rate securities	1,250	24,925
Acquisitions, net of cash acquired	(49,186)	—
Share issuances, net of repurchases	64,335	9,286
Other	(4,661)	15,994

Net change in cash and short-term investments	98,275	105,592
Cash and short-term investments, beginning of period	224,121	118,529

Cash and short-term investments, end of period	$322,396	$224,121

Progress Software Corporation
Reconciliation of Forward-Looking Guidance
Diluted Earnings Per Share Range

	Three Months Ended February 28, 2011
GAAP expectation	$0.40		$0.45

Adjustment to exclude stock-based compensation	$0.07	—	$0.08
Adjustment to exclude amortization of acquired intangibles	$0.09	—	$0.09
Adjustment to exclude restructuring and transition expenses	$0.03	—	$0.04

Non-GAAP expectation	$0.61		$0.64

	Twelve Months Ended November 30, 2011
GAAP expectation	$1.84		$1.98

Adjustment to exclude stock-based compensation	$0.30	—	$0.31
Adjustment to exclude amortization of acquired intangibles	$0.35	—	$0.35
Adjustment to exclude restructuring and transition expenses	$0.07	—	$0.11

Non-GAAP expectation	$2.61		$2.70